Goodwin Procter LLP Counsellors at Law 901 New York Avenue, NW Washington, DC 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

November 3, 2010

Columbia Funds Series Trust

One Financial Center

Boston, MA 02111

Re:	Columbia Funds Series Trust

Registration Statement on Form N-14

File Nos. 333-                 and 811-09645

Ladies and Gentlemen:

As counsel to Columbia Funds Series Trust (the “Trust”), an unincorporated association under Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), commonly referred to as a “Delaware statutory trust,” we have been asked to render our opinion with respect to the issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in Columbia Large Cap Index Fund, Columbia Multi-Advisor International Equity Fund and Columbia Small Cap Index Fund (each a “Fund”), each a series of the Trust, as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and a certificate and other inquiries of officers of the Trust. We also have assumed that: (i) the Shares of each Fund will be issued and sold at a price per share of not less than the net asset value thereof and that such issuance or sale will be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Registration Statement, as amended or supplemented from time to time, and (ii) ownership of all Shares of each Fund will be duly recorded in the books of the Trust or its transfer or similar agent. The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

Columbia Funds Series Trust

November 3, 2010

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP